Exhibit 10.1

August 23, 2005

Great Plains Ethanol, LLC
Board of Directors
27716 - 462nd Avenue
Chancellor, SE) 57015
Attention:      Darrin Ihnen, President

Re:  Proposal for Engineering Study, Feasibility Study, and Permit Application.

Broin and Associates submits this proposal to do preliminary engineering, feasibility, and permit work for a proposed expansion at the Great Plains Ethanol fuel ethanol plant in Chancellor, South Dakota.

The scope of work is as follows:

1.                                       Provide an engineering report giving a preliminary engineering analysis of the expandability of the main areas of the plant specifically; specifically: corn handling and storage, milling, slurrying, fermentation, distillation, sieve, evaporator, centrifuge, DDG drying, DDG storage and handling, ethanol storage and handling, boiler, cooling, miscellaneous mechanical, water, wastewater.

2.                                       Research the capabilities of the existing utilities providing service to the plant to handle the increased demands created by the expansion, and evaluate the options that are available.

3.                                       Determine and recommend the appropriate size to expand the plant to 110 million gallon per year range.

4.                                       Provide a preliminary cost estimate for completing the necessary work to expand the plant to the size determined in 3.

5.                                       Provide an economic analysis of the expansion of the Great Plains plant based on the size determined in 3.and the cost determined in 4.

6.                                       Prepare and submit an air permit application for the proposed expansion to the SDDENR.

Broin & Associates will complete the work in bullets 1 through 5 within six months of acceptance of this proposal.  Bullet 6 will be completed within 9 months of the acceptance of this proposal. The work will be completed for a fixed fee of $50,000.  $35,000 will be due and payable following completion of bullets 1 through 5.  The balance will be due and payable following the completion of bullet 6.

If Great Plains Ethanol decides to proceed with an expansion as determined by this proposal, Broin and Associates will deduct the $50,000 for this work from the cost of a contract to engineer and construct the expansion of the plant.

Please consider this proposal at your earliest convenience and feel free to contact us with any questions. We look forward to this opportunity to continue our excellent working relationship.

Sincerely,

/s/ Mark Melander
Mark Melander, Chief Operating Officer

Acceptance of Proposal

/s/ Darrin Ihnen	Date: August 23, 2005
Great Plains Ethanol